Exhibit 99.1

Veris Residential to Be Acquired by Affinius Capital-Led Investor Consortium for

$3.4 Billion in Cash

Unlocks Immediate Value Upon Close with Shareholders to Receive $19.00 per Share in Cash

Underscores Strength of Veris Portfolio and Market Position as a Pure-Play Multifamily REIT

JERSEY CITY, N.J., February 23, 2026 /PRNewswire/ -- Veris Residential, Inc. (NYSE: VRE) (“Veris” or the “Company”), a forward-thinking, Northeast-focused, Class A multifamily REIT, today announced that it has entered into a definitive merger agreement (the “Merger Agreement”) to be acquired by an investor consortium led by Affinius Capital in partnership with Vista Hill Partners (the “Investor Consortium”), in an all-cash transaction for $19.00 per share of Veris common stock (the “Transaction”), representing an implied enterprise value of $3.4 billion. The Transaction price reflects a 23.2% premium to Veris’ unaffected closing share price on February 4, 2026, and a 27.5% premium to the Company’s 30-day volume weighted average price for the period ended February 4, 2026.

This Transaction is the culmination of Veris’ strategic transformation and a comprehensive review of strategic alternatives conducted by the Company and assisted by financial advisors J.P. Morgan and Morgan Stanley & Co. LLC. Following inbound interest, the Company and its advisors engaged with a broad group of potential counterparties, including financial sponsors, sovereign wealth funds, pension funds and multifamily investment platforms. The Transaction has been unanimously approved by Veris’ Board of Directors and is expected to close in the second quarter of 2026, subject to approval by Veris’ shareholders and other customary closing conditions.

Tammy K. Jones, Chair of Veris’ Board of Directors, commented, "Since the reconstitution of the Board in 2020, Veris has undergone a remarkable transformation into a sector-leading, pure-play multifamily REIT. Throughout this period, the Board has remained focused on enhancing value for shareholders, executing on initiatives that drive operational improvements while divesting non-strategic assets. After a comprehensive review process conducted with independent financial and legal advisors, the Board unanimously determined the all-cash Transaction delivers compelling value and certainty to shareholders with an immediate cash premium. On behalf of the Board, I want to recognize the management team for their extraordinary commitment to this transformation and to delivering this outcome for our shareholders.”

Mahbod Nia, Chief Executive Officer of Veris, added, “Over the past five years, we have undertaken meaningful steps to pivot away from office, simplifying and focusing the business, strengthening our balance sheet and enhancing our operational platform. Today’s announcement marks the culmination of our strategic transformation into a top-performing pure-play multifamily REIT with Core, Class A properties concentrated in premier U.S. residential markets and our stated objective of realizing intrinsic value on behalf of our shareholders. I would like to thank our remarkable employees for their hard work, dedication and invaluable contributions over the past five years.”

Transaction Terms and Approvals

Under the terms of the Merger Agreement, (i) Veris shareholders will receive $19.00 per share in cash for each share of Veris common stock they own and (ii) holders of common units in Veris’ operating partnership will also receive $19.00 per share in cash for each common unit they own. Financing for the transaction will consist of a combination of equity investments and debt, including a $2.08 billion committed senior secured bridge loan facility. The Company expects to distribute its regular quarterly cash dividend on its common stock for the first quarter of 2026 but has agreed to suspend any dividends thereafter.

Following the unanimous recommendation of the Transaction by the Board’s Strategic Review Committee, Veris’ Board unanimously approved the Transaction.

Bow Street LLC, which manages funds that beneficially own approximately 5.6% of the Company’s outstanding shares, has agreed to vote its shares in favor of the transaction subject to the terms of a Support Agreement.

Following the closing of the Transaction, Veris’ common stock will no longer be listed on the NYSE.

2026 Earnings and Guidance

The Company released its fourth quarter and full year 2025 earnings results before market open today. In light of the Transaction, the Company will no longer conduct a conference call on Wednesday, February 25, 2026, at 8:30 a.m. ET or provide guidance for 2026. Veris does not plan to hold earnings conference calls during the pendency of the transaction.

Advisors

J.P. Morgan and Morgan Stanley & Co. LLC are serving as financial advisors to Veris, while Weil, Gotshal & Manges LLP and Seyfarth Shaw LLP are serving as legal advisors.

UBS Investment Bank is acting as lead buyside financial advisor. Goldman Sachs & Co LLC is also serving as financial advisor. Skadden, Arps, Slate, Meagher & Flom LLP, Greenberg Traurig, LLP and Simpson Thacher & Bartlett LLP are serving as legal advisors to members of the buyside. Eastdil Secured is acting as real estate advisor to the buyside. Goldman Sachs & Co LLC is the lead arranger and underwriter on the bridge loan. UBS Securities LLC is also acting as co-arranger and underwriter on the bridge loan. Gibson, Dunn & Crutcher LLP is acting as legal counsel to Goldman Sachs & Co LLC.

About Veris Residential, Inc.

Veris Residential, Inc. is a forward-thinking real estate investment trust (REIT) that primarily owns, operates, acquires and develops premier Class A multifamily properties in the Northeast. Our technology-enabled, vertically integrated operating platform delivers a contemporary living experience aligned with residents' preferences while positively impacting the communities we serve. We are guided by an experienced management team and Board of Directors, underpinned by leading corporate governance principles; a best-in-class approach to operations; and an inclusive culture based on meritocratic empowerment.

For additional information on Veris Residential, Inc. and our properties available for lease, please visit http://www.verisresidential.com/.

About Affinius Capital

Affinius Capital® is an integrated institutional real estate investment firm focused on value creation and income generation, with $61 billion in assets under management. Over its 40-year history, the firm’s diversified portfolio of equity and credit investments across North America and Europe has included more than $12 billion in U.S. multifamily acquisitions and developments representing approximately 33,000 units. For more information, visit www.affiniuscapital.com.

About Vista Hill Partners

Vista Hill Partners is a real estate investment and development firm focused on acquiring and enhancing distinctive property portfolios within clustered real estate markets. Founded by Bradford Klatt, co-founder and Managing Partner of Roseland Property Company and Canoe Brook Partners, the firm’s leadership brings more than 35 years of experience in the acquisition, repositioning, and development of high-value assets across the Northeastern United States, Texas, and Europe. The firm is co-led by Jonathan Kushner of Kushner Real Estate Group. Kushner Real Estate Group is based in Jersey City and owns and manages thousands of apartments in the tri-state area.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of such act. Such forward-looking statements relate to, without limitation, the proposed transaction, our future economic performance, plans and objectives for future operations, and projections of revenue and other financial items. Forward-looking statements can be identified by the use of words such as “may,” “will,” “assume,” “believe,” “contemplate,” “could,” “intend,” “predict,” “would,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue” or comparable terminology, although not all forward-looking statements contain these identifying words.

Forward-looking statements are inherently subject to certain risks, trends, changes in circumstances and uncertainties, many of which we cannot predict with accuracy and some of which we may not anticipate, including, but not limited to: (i) historical financial information may not be representative of future results; (ii) the completion of the proposed transaction on the anticipated terms and timing, or at all, including obtaining stockholder approval, and the satisfaction of other conditions to the completion of the proposed transaction as well as the failure to realize anticipated benefits of the proposed transaction; (iii) there may be significant transaction costs in connection with the proposed transaction and the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (iv) there may be liabilities that are not known, probable or estimable at this time or unexpected costs, charges or expenses; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction, including in circumstances requiring the Company to pay a termination fee; (vi) any effect of the announcement of the proposed transaction on the Company’s ability to operate its business and retain and hire key personnel and to maintain favorable business relationships; (vii) the proposed transaction may result in the diversion of management’s time and attention from ordinary course business operations to issues relating to the proposed transaction; (viii) certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (ix) unfavorable outcome of legal proceedings related to the proposed transaction; (x) the risk that the Company’s share price may decline significantly if the proposed transaction is not consummated; (xi) legislative, regulatory and economic developments; (xii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreaks of war or hostilities or public health issues, as well as management’s response to any of the aforementioned factors; and (xiii) other risks and uncertainties detailed in periodic reports that the Company files with the Securities and Exchange Commission (the “SEC”).

There can be no assurance that the proposed transaction will be completed, or if it is completed, that it will close within the anticipated time period. While the list of factors presented here is, and the list of factors presented in the proxy statement, in preliminary and definitive form, on Schedule 14A (the “Proxy Statement”) will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties and should be read in conjunction with the other forward-looking statements. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements relate only to events as of the date on which the statements are made and we undertake no obligation to update, and expressly disclaim any obligation to update, any forward-looking statements, or any other information in this communication, whether resulting from developments, circumstances or events that arise after the date the statements are made, new information, or otherwise. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we may have expressed or implied by these forward-looking statements. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement. You should specifically consider the factors identified in this communication that could cause actual results to differ. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved as anticipated or that our results, estimates or assumptions will be correct. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements, many of which are beyond the Company’s control. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Additional Information and Where to Find It; No Offer or Solicitation;

In connection with the proposed Merger, the Company intends to file relevant materials with the SEC, including a Proxy Statement. This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO CAREFULLY READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED OR TO BE FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGERS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGERS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED MERGERS AND THE BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING OF STOCKHOLDERS. All such documents, when filed, may be obtained free of charge at the SEC’s website (http://www.sec.gov). These documents, once available, and the Company’s other filings with the SEC also will be available free of charge on the Company’s website at https://investors.verisresidential.com/sec-filings.

This communication is also not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from stockholders in connection with the proposed merger. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s definitive proxy statement on Schedule 14A for its 2025 annual meeting of stockholders, filed with the SEC on April 29, 2025 (the “2025 Definitive Proxy”), which is available here, and the Company’s Form 8-K, filed with the SEC on July 23, 2025, which is available here. Please refer to the sections captioned “Directors and Executive Officers,” “Compensation Discussion and Analysis,” “Executive Compensation” and “Potential Payments Upon Termination or Change of Control” in the 2025 Definitive Proxy for more information. To the extent that certain Company participants or their affiliates have acquired or disposed of security holdings since the “as of” date disclosed in the 2025 Definitive Proxy, such transactions have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 or amendments to beneficial ownership reports on Schedules 13D filed with the SEC, which are available at: https://www.sec.gov/cgi-bin/browse-edgar?CIK=0000924901&owner=exclude. Such filings, the 2025 Definitive Proxy and the aforementioned Form 8-K are available free of charge on the Company’s website at https://investors.verisresidential.com/sec-filings or through the SEC’s website at www.sec.gov. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the proposed merger.

Investors
Mackenzie Rice
Director, Investor Relations
investors@verisresidential.com

Media
Amanda Shpiner/Grace Cartwright
Gasthalter & Co.
212-257-4170
veris-residential@gasthalter.com